

Amesite Inc.

ROADSHOW PRESENTATION

Dr. Ann Marie Sastry, CEO

SEPTEMBER 2020

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-248001

Forward Looking Statements

This presentation may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. As used below and throughout this presentation, the words "we", "us" and "our" may refer to Amesite individually or together with one or more partner companies, as dictated by context. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for and continued access to additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our Securities and Exchange Commission filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisions that apply to a given piece of information in one part of this presentation should be read as applying *mutatis mutandis* to every other instance of such information appearing herein.

The issuer has filed a registration statement, including a preliminary prospectus (File No. 333-248001), with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 953-4917 or emailing syndicate@laidlawltd.com.

Financing Overview

ISSUER
Amesite Inc.

PROPOSED TICKER/EXCHANGE
AMST (NASDAQ)

BASE PUBLIC OFFER SIZE
3,100,000 shares at the mid-point (100% primary)

OVER ALLOTMENT
15%

PRICE RANGE
$4.50 – $5.50 per share

SOLE BOOK-RUNNER
Laidlaw & Company (UK) Ltd.

CO-MANAGER
The Benchmark Company

Company Mission

At Amesite, we build artificial-intelligence software products to improve learning.

- **Our mission is to make learning more affordable, accessible and engaging using disruptive technologies and outstanding services.**

- We are dedicated to making sure that **learning communities—educational institutions, businesses and nonprofits**—have access to cutting edge technology and the most up-to-date and qualified content possible for learners everywhere.

Leadership



DR. ANN MARIE SASTRY
CEO & FOUNDER

- Past President, CEO, Board Director and co-Founder of Sakti3 (acquired by Dyson in 2015 for $90M)
- Invited to the White House in 2015 to be recognized for her technology entrepreneurship
- Her technology and business work have been featured in *WSJ, Fortune, Forbes, The Economist, USA Today, The New York Times* and on the cover of *Inc.*
- Arthur F. Thurnau Professor (UM's highest teaching honor) at the University of Michigan, for 17 years
- Recognized with some of the highest honors in her scientific fields, including the ASME Frank Kreith Energy Award (2011) and NSF's Presidential Early Career Award for Scientists and Engineers (1997)
- Co-authored over 100 publications and 100 patents and filings and has delivered over 100 invited lectures and seminars globally (NIH, NSF, NAE, MIT, Stanford, UC Berkeley, Oxford, Cambridge, etc.)
- Serves on the Boards of the International Council on Clean Transportation (ICCT), the Alpha House Family Homeless Shelter, Laidlaw & Company and the Oxford Company, among others
- Holds PhD and MS degrees from Cornell University, and a BS from the University of Delaware, all in Mechanical Engineering


MORNINGS with MARIA
TECH MEETS HIGHER EDUCATION
@MorningsMaria
FOX

Thought leadership on education and technology: Mornings with Maria, Squawk Box, Yahoo Finance


SAKTI3

Honored at the White House for entrepreneurship and technology in 2015, for award-winning Sakti3.



RICK DIBARTOLOMEO
CFO

- Amesite CFO since November 2018
- Audit Partner at Deloitte & Touche, LLP from 1982-2007
- Principal in Charge of Assurance and Advisory Services for the Southeastern Michigan offices of the The Rehmann Group from 2007-2010
- Executive Director for the Rick Snyder for Michigan Committee (Governor Rick Snyder) 2010-2012
- Administrator-Defined Contributions, Trust & Agencies Division for the State of Michigan Bureau of Investments from 2012-2014
- Chief Financial Officer-Unemployment Insurance Agency of the State of Michigan from 2014-2016
- Since May 2016, Rick has been providing part time CFO consulting services to small and mid-size companies
- Holds a BBA in Accounting from Western Michigan University and a Masters in Finance from Walsh College



MIKE SMILEY
DIRECTOR OF PEOPLE

- Joined the Amesite team in 2020.
- HR Manager and Administrative Manager at Sakti3
- Received 6 workplace excellence awards at Sakti3
- Integrated the Sakti3 team into Dyson, following Sakti3's acquisition in 2015
- Served on the People Enablement Team within Dyson to deliver process improvements and organizational change to enable a high-performance culture
- Expertise: global hiring, performance management, and global HR collaboration on people needs ranging from benefits to compliance and regulatory change management
- Holds a BBA in Business Administration, HR Management from Cleary University

Board of Directors



Ann Marie Sastry, Ph.D.
CEO, and Chair, Amesite Inc. Board of Directors



Anthony Barkett, J.D.
Member, Amesite Inc. Board of Directors



Barbie Brewer
Member, Amesite Inc. Board of Directors



J. Michael Losh
Member, Amesite Inc. Board of Directors



Richard Ogawa, J.D.
Member, Amesite Inc. Board of Directors



Gilbert S. Omenn, MD, Ph.D.
Member, Amesite Inc. Board of Directors



BUSINESS MODEL

Business Model

FLEXIBILITY AND SCALABILITY, WITH HIGH MARGIN + ARR

- **SETUP FEE**: can do custom, enterprise-wide work (The Henry Ford Museum) or new technical programs (Wayne State University).
- **ANNUAL LICENSE FEE**: covers cost of infrastructure.
- **COURSE CREATION FEE**: remote hiring enable any product load (customer materials) or build-from-scratch, from technical (Michigan State University) to first year courses (Humphreys University).
- **MAINTENANCE FEE**: assures courses stay up-to-date.
- **USER FEE**: covers course monitoring and customer service, and scaling infrastructure costs.

ADDRESSABLE MARKETS

K-12 public and private learners, 2019

56.6M

https://educationdata.org/k12-enrollment-statistics/#:~:text=In%202019%2C%20approximately%2056.6%20million,school%20in%20the%20United%20States.&text=Among%20the%2050.8%20million%20students,3.7%20million%20were%20in%20kindergarten

Higher education learners, 2018

16.6M

https://nces.ed.gov/programs/coe/indicator_cha.asp#:~:text=In%20fall%202018%2C%20total%20undergraduate,enrollment%20was%2013.2%20million%20students.

Employee learning & development, N. America, 2019

~$169B

https://www.statista.com/statistics/738412/size-of-the-workplace-training-market-north-america/

POWERED BY AMESITE

Our fully-managed enterprise learning platform and **customized courses** enable delivery of the most up-to-date content **quickly and efficiently** on a platform solution branded to our partners.

amesite

We enable Businesses to launch customized, scalable online learning products to quickly improve teams' performance.

Increasing the productivity of every single person in the company.

Acting as Chief Learning Partner, Amesite works with Learning & Development teams to provide a bespoke, fully-managed, highly engaging, online training & learning platform, including strategic skills-based custom courses for individual teams. Our subject matter experts report to L&D or Training Executives to develop best-in-class upskilling programs.



Employee Profile showing skill progression and where they can improve—and get them the certification that their fields need!



Team Overview showing your entire team's progress with actionable data.

How we work for business

- Our fully-managed enterprise learning platform + customized courses enable delivery of job-specific certifications for your staff quickly and efficiently
- Our AI-backed platform keeps employees on track—continuously
- Our strategic consultation and continuous audit approach enable you to create programs that get results

We train your team better. And faster.

Companies receive:

- A fully branded-to-you platform, complete with the exact learning products that your teams need now.
- Access to best in class content and instructors – on demand, and customized.
- Continuously refreshed employee learning

We enable Universities and K-12 Schools to quickly launch customized, scalable online learning products to reach every learner, continuously.

Growing the instructional markets and impact of every institution.

Amesite has a fully-managed strategic online training, upskilling and learning platform and a learning strategy that tracks progress, delivers notifications and solves enterprise problems. So colleges get data helpful in building strategy.

Amesite's service tracks learners' progress—reporting it to them—and to institutions.


Skill Stacks by Learner
Data Science
Communication
Marketing

Learner Profile
showing skill progression and where they can improve.


Enrollments Over Time
Enrollments by Region
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
U.S. Northeast
U.S. Southeast
U.S. Midwest
U.S. West
U.S. Southwest
Other

Program Overview
showing your entire program's progress with actionable data.

How we work for you

- Our fully-managed enterprise learning platform + course, program and certificate development team enable colleges to launch quickly and efficiently
- Our AI-backed platform matches content to student needs—continuously
- Our strategic consultation enables colleges to create certifications that have impact

We create sustainable programs — fast.

Colleges and Universities Receive:

- The programs you need – paying only as you go. Branded to you, to meet your markets' needs.
- Access to content, instructors and expert curation.
- Best-in-class customer service – grow your educational products without expanding or taxing your infrastructure.

Competitive Advantages

SPEED

Ability to launch courses and programs **in 24 hours.**

COST

Low Operating costs. Direct **Sales** to Customers. Costs are low with pay-by-the-slice business model.

EXPERIENCE

Customization—not static content. **Engagement**—less paperwork and grading = more time for instructors to focus on engaging with learners.

VALUE

Analytics. Engagement. Ease of Use. Reduction of Administrative Burden. Constantly Refreshed Content. Fastest Launch Capability in the Industry.

RESULTS

K-12

Instructors have access to the best tech—that reduces instructor admin work and accommodates any curriculum—**and scales.**

HIGHER ED

Remove the pain of having faculty build and load products, enabling fast execution—**building new revenue streams.**

ENTERPRISE

Customized learning at a fraction of the cost—**customizing learning for global teams.**

GROWTH & SUSTAINABILITY

K12 Schools and **Colleges** need great technology. **Businesses** need to upskill their teams—efficiently. Amesite delivers programs that build on strengths **and better the lives of users.**

amesite

Technology Progress

Gen 1 | Gen 2 | Gen 3

May 2018
Gen 1 & Gen 2 Development Begins

Oct 2018
Gen 1 Launch

Jan 2019
Gen 2 Launch

Jul 2019
Gen 3 Development Begins

Jan 2020
Gen 3 Launch

GEN 3 Technology

- Utilization of AI algorithms to deliver refreshed content
- Flexible delivery solutions
- Streaming video, videoconferences, messaging and connects to leading calendars + social media

~$13M INVESTED TO DATE

Competitive Analysis

	Blackboard Learn Ultra	Canvas	Moodle	Paradiso	Powerschool Schoology	Amesite
On-demand AI Powered Article Feed with Instructional Video Sharing	Red	Red	Red	Red	Red	Green
Real-time, NLP Driven Feedback	Red	Red	Red	Red	Red	Green
Multi-view Graphical Gradebook	Red	Red	Red	Red	Green	Green
Fully Customizable Notification Timeslots	Red	Red	Red	Red	Red	Green
Native support for Regrade and Extension Requests with Calendar Syncing	Red	Red	Red	Red	Red	Green
Instructor Moderated, Profanity Filtered Posts	Red	Red	Red	Red	Yellow	Green
Auto-graded Assessment Scores Auto-released to Learners	Red	Red	Red	Red	Green	Green
Social Media Sharing	Red	Red	Red	Green	Red	Green
Seamless External Calendar Integration and Event Updates	Red	Red	Red	Green	Red	Green
Social Media Style Engagement with Upvotes, Endorsements	Red	Yellow	Red	Green	Yellow	Green
Do not share data to third parties or advertisers	Red	Red	Red	Yellow	Red	Green
Built-in Video Conferencing	Green	Green	Red	Green	Green	Green
Anonymous Q&A	Green	Red	Green	Green	Red	Green
Private & Group Messaging	Green	Green	Green	Green	Green	Green
Scalable, cloud-based solution	Green	Green	Yellow	Green	Green	Green
Native, email, and SMS notifications	Green	Green	Green	Green	Green	Green
Multi-browser Support	Green	Green	Green	Green	Green	Green

We've built new, patent-pending functionalities that improve the user experience:

- Learning is enriched through AI-driven article selection, video instructor responses, and optionally anonymous Q&A.
- Planning and integration are made simpler through integrations with best-in-class calendar and social media platforms.
- Engagement is enhanced through private/group messaging, video conferencing, and other social media style engagements.
- Administrative work is reduced through automation and novel tools, including histogram style gradebook and regrade & extension requests.

We deliver the best privacy in the industry—we only use data to improve learning!

…and we offer all the usual options you have with any other platform.

Always.

amesite

Technology Driven Platform

- Cloud based, single-threaded, single page application built on tools employed by many high-end platforms, including **Netflix** and **PayPal**
- Integrates with existing tools and systems, with a tech stack offering **thousands of available integrations**
- **SSO** support for **SAML & OpenID** based identity providers
- **Full integration of best-in-class third party tools, and custom-built features**, delivering on-demand and as-needed.
- **Auto-scaling and reliable cloud infrastructure**, that is reconfigurable to accommodate new business, with end-to-end security.
- Hosting is handled by Amesite, so all products are auto-scaling out-of-the-box—**no additional complexity** for the customer.





GROWTH STRATEGY & TARGET MARKETS

Customers

CUSTOMER	SEGMENT	PRODUCT DESCRIPTION	ANNOUNCEMENT HEADLINE
The Henry Ford Museum	K-12	Customized learning environment to deliver domain-specific modules to educators and learners quickly and efficiently	The Henry Ford Partners with Amesite Inc. to Create Intuitive Learning Environment through AI-Propelled Platform
CVES BOCES	K-12	Online learning ecosystems for business, higher education and K-12	Amesite Agrees to Provide its K-12 Remote Learning Platform through the Champlain Valley Educational Services Board of Cooperative Educational Services
Washtenaw Intermediate School District	K-12	Online platform for a flexible, student-centered, project-based approach to learning for students who need an alternative to the traditional high school model	Amesite Inc. Announces Partnership with K-12 Partner
Michigan State University	University	Autonomous Vehicles and Smart Cities and Infrastructure Certificate programs	Amesite Inc. Announces Partnership with Michigan State University
Humphreys University	University	Statistics, Introductory Psychology, Economics I, Economics II, Introduction to Sociology, Introduction to Philosophy, Summer 2019	Amesite Inc. Announces Launch of Additional Offerings with Humphreys University
Wayne State University	University	Artificial Intelligence and Blockchain Certificate programs	Amesite Inc. Announces Launch of Professional Education Certificate offerings with Wayne State Univ.
Eastern Michigan University	University	Lean Six Sigma for Healthcare Certificate program	Eastern Michigan University Announces Launch of Non-Credit Pilot Offering with Amesite Inc.
Humphreys University	University	Statistics, Introductory Psychology, Economics I, Economics II, Introduction to Sociology, Introduction to Philosophy, Winter 2019	Amesite Inc. Announces Launch of Six Online Course Offerings with Humphreys University

K-12 Scaleup: BOCES

PERU CENTRAL

Peru Central School District

- Amesite to support up to 100,000 Learners
- Amesite to provide the following courses
    1. Intro to Computer Programming (Java) A
    2. Intro to Computer Programming (Java) B
    3. AP Computer Programming
    4. Cybersecurity
    5. Intro to Coding for Gaming (C++)

+

BOCES

Boards of Cooperative Educational Services BOCES of NEW YORK STATE

- BOCES provides programs to multiple school districts that have a shared need
- This allows programs to reach districts and learners who might otherwise be limited due to funding
- BOCES offers programs including, career and technical, services for students with disabilities, professional development, instructional technology and more

STATE OF NEW YORK SCHOOL DISTRICTS



- BOCES serves school districts across New York State.
- Students in New York acquire college- and career-ready skills through CTE programs



Amesite

ROADSHOW FINANCE PRESENTATION

Rick DiBartolomeo, Chief Financial Officer

SEPTEMBER 2020

Forward Looking Statements

This presentation may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. As used below and throughout this presentation, the words "we", "us" and "our" may refer to Amesite individually or together with one or more partner companies, as dictated by context. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for and continued access to additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our Securities and Exchange Commission filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisions that apply to a given piece of information in one part of this presentation should be read as applying *mutatis mutandis* to every other instance of such information appearing herein.

Balance Sheets

6/30/20 Highlights:

- Cash of $4.1 million
- Capitalized Software- represents investment in platform
- Deferred Revenue on current contracts

	June 30, 2020	June 30, 2019
Current Assets		
Cash and cash equivalents	$ 4,093,874	$ 1,008,902
Accounts receivable-Net	61,120	-
Prepaid expenses and other current assets	227,274	102,842
Property and Equipment – Net	45,308	89,657
Capitalized Software – Net	1,277,097	974,562
Total assets	**$ 5,704,673**	**$ 2,175,963**
Liabilities and Stockholder's Equity		
Current Liabilities		
Accounts payable	$ 112,053	$ 207,543
Due to Parent Company	2,025,600	-
Deferred Revenue	380,000	-
Accrued and other current liabilities:		
Accrued compensation	62,485	48,643
Other accrued liabilities	124,639	74,848
Total current liabilities	2,704,777	331,034
Stockholder's Equity:		
Contributed capital	11,630,697	6,305,427
Accumulated deficit	(8,630,801)	(4,460,498
Total stockholder's equity	2,999,896	1,844,929
Total liabilities and stockholder's equity	**$ 5,704,673**	**$ 2,175,963**

Statements of Operations

6/30/20 Highlights:

- Increased product development
- Increased marketing spend

	June 30,	
	2020	**2019**
Net Revenue	$ 59,749	$ 14,920
Operating Expenses		
General and administrative expenses	2,046,968	2,923,002
Technology and content development	1,346,172	904,771
Sales and marketing	748,993	157,399
Total operating expenses	4,142,133	3,985,172
Interest Expense	(105,077)	
Interest Income	17,158	31,321
Net Loss	**$4,170,303**	**$(3,938,931)**

Capitalization Table

CAPITALIZATION	
Management + Directors	6,441,665
Others	9,790,156
Total Common Shares Outstanding	16,231,821
Management/Director/Advisor Options	3,027,833
Convertible Note Shares	1,091,250
Shares to be issued in IPO	3,100,000
Fully Diluted Shares Outstanding	23,450,904

Summary

Amesite...

...is in a **fast-growing sector**

...has **signed contracts** in targeted **verticals**

...is in position for **rapid growth**

...the CHIEF LEARNING OFFICER for anyone who wants to teach on planet Earth.

amesite




Evacuation Day
Downtown Heliport

Thank You Very Much for Your Time and Consideration!